EXHIBIT 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati]

February 17, 2004

Tercica, Inc.

651 Gateway Boulevard, Suite 950

South San Francisco, CA 94080

RE:	REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on September 12, 2003, as amended (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 6,325,000 shares of your Common Stock (the “Shares”). The Shares include an over-allotment option granted to the underwriters of the offering to purchase 825,000 shares of Common Stock. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    WILSON SONSINI GOODRICH & ROSATI